Exhibit 10.61

Summary of Compensation for Non-Employee Directors

In November 2004, the Compensation Committee determined to compensate our non-employee directors for the period from May 2004 through May 2005 100% in restricted stock as follows:

Director	2004 Restricted Stock Grant
Nuno Brandolini	3,006 shares
Keith F. Carney	3,006 shares
Paul J. Hoenmans	3,006 shares
David B. Kilpatrick	3,006 shares
J. Robinson West	3,006 shares